Exhibit 99.1

NEWS RELEASE

CareDx, Inc. Reports Third Quarter 2014 Financial Results

Reiterates Guidance for Full Fiscal Year 2014

Brisbane, CA —November 10, 2014—CareDx, Inc. (Nasdaq: CDNA), a molecular diagnostics company focused on the development and commercialization of clinically differentiated, high value, non-invasive surveillance solutions for transplant recipients, today reported financial results for the three and nine months ended September 30, 2014.

Recent Highlights:

•	Third quarter revenues reached $6.7 million, an increase of 15% over the same period in 2013

•	Third quarter net income was $1.2 million and basic and diluted net income per share were $0.13 and $0.12, respectively. Net income was driven in part by changes in accounting estimates and one-time events. AlloMap, the Company’s flagship molecular diagnostic surveillance solution, was used for heart transplant patients more than 3,000 times in the third quarter of 2014, representing an increase of 16% versus the same period in 2013

•	Increased enrollment in the Outcomes AlloMap Registry Study (OAR), which identifies opportunities in study centers with respect to protocol adherence and patient identification. Nearly 750 samples from approximately 300 patients were received as of September 30, 2014

•	Continued use of CareDx’s cell-free DNA test for heart transplant patients in the D-OAR registry, which pairs AlloMap with use of cell-free DNA on a research use only basis

“I’m pleased to report another quarter of year-over-year revenue growth, marking solid performance throughout our business. We also saw the positive resolution of our royalty arbitration with Roche, from which we recorded a benefit in the third quarter of 2014,” said President and Chief Executive Officer, Peter Maag. “We continue to generate new and recurring revenue from our AlloMap surveillance solution for heart transplant patients, while developing a pipeline for cfDNA tests for heart and kidney transplant patients.”

Third Quarter Financial Results

Revenue for the three months ended September 30, 2014 increased 15% to $6.7 million, from $5.8 million in the same period in 2013. AlloMap revenue accounted for nearly all of the revenue in the quarter, as volume increased 16% year-over-year.

For the third quarter of 2014, net income was $1.2 million and basic and diluted net income per share were $0.13 and $0.12, respectively.

Both cost of testing and other operating expenses were affected by two separate benefits in the third quarter. First, in September 2014, the Company amended our contract with Roche Molecular Systems, Inc. regarding a PCR license used in producing AlloMap. This resulted in a positive impact to cost of testing, since the final payment for past royalties was less than what was accrued during the past three years. In addition, the agreement provides for a future reduction in the portion of AlloMap that is subject to the PCR royalty starting in the fourth quarter of 2014.

Second, the change in our stock price since June 30, 2014 reduced the accounting estimate of the contingent consideration owed to the shareholders of ImmuMetrix, which CareDx acquired in June 2014. This resulted in a positive impact to operating expenses of $1.3 million.

Combined, these items contributed to a decline in operating expenses for the third quarter of 2014 of $5.3 million, a decrease from $6.1 million incurred in the third quarter of 2013. Due to these two income statement benefits , the Company generated an operating profit for the third quarter of $1.4 million.

Cash and cash equivalents were $39.0 million as of September 30, 2014.

Year-to-Date Financial Results

Revenue for the nine months ended September 30, 2014 rose 19% to $19.4 million, from $16.2 million for the first nine months of 2013.

Total operating expenses for the first nine months of 2014 were $18.5 million, an increase of 5% compared to the same period of 2013. Operating profit for the nine months of 2014 was $821,000 vs. an operating loss in the same period of 2013 of $1.4 million. Net income for the first nine months of 2014 was $786,000 compared to a net loss of $3.0 million for the first nine months of 2013. Basic and diluted income per share were $0.21 and $0.11 for the first nine months of 2014 compared to a $2.95 loss for both basic and diluted earnings per share for the same period in 2013.

2014 Outlook

CareDx continues to expect revenue for the full year 2014 to be in the range of $26 to $26.5 million.

Conference Call

Management will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET. Individuals interested in listening to the conference call may do so by dialing (855) 420-0616 for domestic callers or (678) 304-6848 for international callers. Please reference Conference ID: 21235007. To listen to a live webcast, please visit the investor relations section of CareDx’s website at: www.CareDxInc.com.

A replay of the call will be available beginning November 10, 2014 at 4:30pm PT/7:30pm ET through midnight on November 11, 2014. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 21235007. The webcast will also be available on CareDx’s website for one year following the completion of the call.

About CareDx

CareDx, Inc., based in Brisbane, California, is a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value, non-invasive diagnostic surveillance solutions for transplant recipients. The Company has commercialized AlloMap®, a gene expression test that aids clinicians in identifying heart transplant recipients with stable graft function who have a low probability of moderate/severe acute cellular rejection. For more information, please visit: www.CareDxInc.com.

Forward Looking Statements

In addition to the historical information, this press release contains forward-looking statements with respect to our business, research, development and commercialization efforts and anticipated future financial results. These forward-looking statements are based upon information that is currently available to us and our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including risks relating to our development and commercialization of additional diagnostic solutions, which is a lengthy and complex process that may not be successful, our dependence on the sales of one test, AlloMap, for substantially all of our current revenue, our dependence on Medicare for a substantial portion of our revenue, our dependence on health insurers and other third-party payers to provide coverage for our current test and future tests, if any, risks of increased competition from other market participants, many of whom have substantially greater resources than us, and risks relating to our intellectual property position and infringement claims from third parties that could be time-consuming and costly to defend and could preclude us from operating our business. These factors, together with those that are described in greater detail in the prospectus filed by us with the SEC on July 18, 2014, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. Our results for the quarter ended September 30, 2014 are not necessarily indicative of our operating results for any future periods.

Investor Relations Contact:

Westwicke Partners

Leigh J. Salvo

(415) 513-1281

Leigh.salvo@westwicke.com

—Financial Tables Follow—

CareDx, Inc.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue:
Testing revenue	$6,601	$5,714	$19,145	$15,856
Collaboration and license revenue	53	91	209	387

Total revenue	6,654	5,805	19,354	16,243
Operating expenses:
Cost of testing	1,772	2,502	6,337	6,745
Research and development	1,036	668	2,548	2,516
Sales and marketing	1,753	1,452	4,837	4,569
General and administrative	1,976	1,515	6,087	3,779
Change in estimated fair value of contingent consideration	(1,276)	—	(1,276)	—

Total operating expenses	5,261	6,137	18,533	17,609

Income (loss) from operations	1,393	(332)	821	(1,366)
Interest expense, net	(535)	(497)	(1,727)	(1,603)
Other income (expense), net	355	(1)	192	(11)

Income (loss) before income taxes	1,213	(830)	(714)	(2,980)
Income tax benefit	—	—	1,500	—

Net income (loss)	$1,213	$(830)	$786	$(2,980)

Net income (loss) per share:
Basic	$0.13	$(0.82)	$0.21	$(2.95)

Diluted	$0.12	$(0.82)	$0.11	$(2.95)

Shares used to compute net income (loss) per share:
Basic	9,279,649	1,011,136	3,798,559	1,011,001

Diluted	11,219,377	1,011,136	8,298,903	1,011,001

CareDx, Inc.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, except share and per share data)

	September 30, 2014	December 31, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$39,048	$5,128
Accounts receivable	1,749	2,270
Inventory	496	518
Prepaid and other assets	718	255

Total current assets	42,011	8,171
Property and equipment, net	2,049	1,553
Intangible assets, net	6,650	—
Goodwill	12,005	—
Restricted cash	147	147
Other noncurrent assets	—	2

Total assets	$62,862	$9,873

Liabilities, convertible preferred stock, and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,036	$618
Accrued payroll liabilities	1,403	1,386
Accrued and other liabilities	1,911	1,048
Accrued royalties	297	—
Deferred revenue	673	80
Current portion of long-term debt	5,798	4,461

Total current liabilities	11,118	7,593
Accrued royalties	—	2,804
Deferred rent, net of current portion	1,734	1,885
Deferred revenue, net of current portion	1,004	1,623
Long-term debt, net of current portion	6,930	10,914
Convertible preferred stock warrant liability	—	525
Contingent consideration	1,037	—

Total liabilities	21,823	25,344
Commitments and contingencies
Convertible preferred stock: $0.001 par value; 0 and 6,417,954 shares authorized at September 30, 2014 and December 31, 2013, respectively; 0 and 5,155,673 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively; liquidation value of $0 and $137,221 at September 30, 2014 and December 31, 2013, respectively	—	135,202
Stockholders’ equity (deficit):
Common stock: $0.001 par value; 100,000,000 and 7,737,226 shares authorized at September 30, 2014 and December 31, 2013, respectively; 11,792,746 and 1,010,711 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	12	1
Preferred stock: $0.001 par value; 10,000,000 and 0 shares authorized at September 30, 2014 and December 31, 2013, respectively; 0 and 0 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	—	—
Additional paid-in capital	200,397	9,482
Accumulated deficit	(159,370)	(160,156)

Total stockholders’ equity (deficit)	41,039	(150,673)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$62,862	$9,873